Exhibit 99.2

L-1 Identity Solutions

May 7, 2008

4:00 p.m. EST

OPERATOR: Good afternoon. My name is Pam and I will be your conference operator today. At this time, I would like to welcome everyone to the L-1 Identity Solutions first quarter financial results conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer period. If you would like to pose a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. If you have previously pressed star one to pose a question, we do request that you press the pound sign and then press star one again.

Please be advised that this conference call is scheduled to conclude at five Eastern. Thank you. It is now my pleasure to turn the floor over to your host, Lisa Cradit, ma’am, you may begin your conference.

LISA CRADIT: Good afternoon and thank you for joining us for L-1 Identity Solutions’ 2008 first quarter financial results conference call. Statements that representatives of L-1 Identity Solutions make during this call that are not historical facts are forward-looking statements made under the Safe Harbor Provision of Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current beliefs and assumptions and involve inherent risks and uncertainties. Any statements made today about future expectations or results are necessarily only estimates. Actual results could differ materially from any forward-looking expectation. Factors that may cause differences between forward-looking expectations and future actual results are fully described in the company’s SEC filings. The company expressly disclaims any obligation to revise or update any forward-looking statement.

Representatives of L-1 plan to use a number of defined financial terms during this afternoon’s call, such as adjusted EBITDA, organic growth and unlevered cash, free cash flow. Please refer to the company’s earnings press release issued this morning for further definition and context on the use of these terms.

With that, I will now turn the call over to Bob LaPenta.

BOB LAPENTA, CHAIRMAN, PRESIDENT & CEO, L-1 IDENTITY SOLUTIONS: Good afternoon, everyone. Thanks for participating in our call. I’m sure everybody’s had an opportunity to go through our earnings press release, and you’re familiar with the numbers and some of the details that are in there.

So I’m just going to make my remarks brief, hit some of the highlights, and have Jim take you through the details on the numbers and leave as much time as possible for Q&A.

We had a very good first quarter. We had strong organic growth of over 20 percent. That was led by our documentation division Viisage. We’ve had an increase in sales of over 30 percent, enrollment increase of over 20 percent, and intelligence had organic growth of over 20 percent.

The biometrics group had a flat quarter, encouraged by the amount of bidding activity. Everybody believes that this company is a HIIDE based product, and, I think what’s happened in the quarter was tremendous activity in solutions, in biometric solutions that are well beyond HIIDE, and I’ll talk a little bit more about that.

But we had a very, very encouraging bidding quarter for biometrics. We expect biometrics to accelerate throughout the year and have a very, very solid performance of in excess of 20 percent growth for the year.

We’re investing in R&D. In the first quarter we invested on a gross basis over 18 percent in developing new products. We developed a new palm device; we’re developing a new next generation HIIDE. We completed development of our expansion module on HIIDE, and we expect to get an order for that within the next week or two.

And there is a lot of activity in the DOD. We saw an RFI for the BOSS program which is a $1.4 billion DOD opportunity. And we’re seeing accelerated activity internationally, in South America, in the Middle East, and in Europe for biometric end-to-end multi-modal solutions. So we’re very, very encouraged about the performance and the future for that group.

We had a strong booking quarter overall. Our bookings came in at about 1.3x sales. So, again, this bodes well for increased organic growth going forward.

Some of the highlights in the quarter include winning the PASS Card program. There’s a lot of controversy on that program but I’ve got to tell you, the customer is committed. The government is committed. We got off to a strong start on that program. It’s a program with over $100 million of potential. And the government is all ready looking at adding additional cards, like the border crossing card, onto that program. So we believe that program, when it’s all said and done, will be well in excess of $200 million. And again, we got off to a good start. We expect to start delivering 200,000 to 300,000 cards within the next two to three weeks.

We concluded the Bioscrypt acquisition. A nice acquisition for us. It’s going to put us in the market for both physical and logical access. They have over 400 customers worldwide and it opened up a broad customer base domestically and internationally for us, so we’re very excited about that.

I think unquestionably the biggest highlight in the quarter was the announcement of the Digimarc transaction. I mentioned during our last conference call that we were looking at a couple of transactions that I considered to be game changers, and I think Digimarc fits squarely in that category.

We’ve had activity from Primes, from international companies, since we announced this transaction that want to partner with us. It clearly has brought us into another league, not only in the domestic driver’s license business, but internationally in the offerings we can make in international markets.

What we’ve seen so far, we’re very impressed with. They have a great management team, very well organized, and the synergies that I think we’re going to realize in this transaction are going to make it a very, very nice financial transaction for us. I’ll talk about bit more about Digimarc and the process in a few minutes.

Our forecast of the second quarter, as was included in our release is for sales of somewhere around $140 million in EBITDA of $20 million plus. And we’re very confident about that number. About 85 percent of that is going to come out of backlog and at least another 10 percent is going to come out of reoccurring type bookings. We have included the expansion device. We have a high degree of confidence that that’s going to come in and part of that is going to be shipped in the second quarter.

I’m going to try and answer a couple of your questions before I turn it over to Jim to take you through the details on the numbers, and then we’ll open it up for Q&A.

Some people have said they can’t find any HIIDE in the budget process, and I could tell you that’s far from the truth. There’s about $35 million in the supplemental. There is money, separate money in there for the expansion module. And HIIDE is going to be incorporated, we believe, in that and the BISA program. We’re also looking at the international market and we believe there’s increased activity both on an FMS and a direct sales basis. So the opportunities for HIIDE and SecuriMetrics really are increasing dramatically and we’re very confident. We’re working on next generation and we’re going to have that completed, somewhere, towards the end of the year. And we expect to get robust sales of our next generation HIIDE which will have additional capabilities like GPS, like liquid lensing, like additional memory. It’s going to be a very capable device and we think it’s going to be a big seller for us.

We announced during the quarter the restructuring of the biometrics group. We have a new President, Richard Agostinelli, who’s a terrific guy with a lot of experience in that group. And we’re going to bring, basically SecuriMetrics and Identix together, so they can go to the customer with both a mobile product and a stationary desktop product. There are good synergies in there in IR&D, and we think the marketing approach is going to be very beneficial for us going forward. So that’s moving extremely well. And we’re excited about the new opportunity that’s going to open up.

You may have noticed that we didn’t book the Saudi program in the first quarter. We did not include it in our sales in the second quarter. We believe that program is going to go forward. The customer is still evaluating how he wants to proceed with that program. There’s no competition. And we believe now, that what he may do is break the program into two parts and give us an order for the system integration and R&D up front with some HIIDEs that they can begin using and then order the large portion of HIIDEs later on in the year. But, again, we do not have that in the second quarter.

We settled the long-standing LG litigation where they received a paid-up license for our 2Pi technology. I can’t talk a lot about the details, but suffice it to say that both LG and us are very pleased with that settlement. We stopped spending a million dollars a month in ridiculous legal fees. And we came to a settlement that, I think, both of us are going to be very happy with going forward.

Digimarc, again, I think this is a game changer. If you take a look at, and no matter what you say about REAL ID, whether it’s going to be implemented, when it’s going to be implemented, there’s a tremendous amount of activity around REAL ID. Most of our customers now, whether they implement it based on a government directive or whether they improve their systems on their own, are working closely with L-1 and Digimarc to improve their systems.

But to give you some of the dynamics on the program, right now we sell driver’s licenses on average for about $1.75 a driver’s license, and roughly $65 million to $70 million of 75 million driver’s licenses are produced a year.

With REAL ID, or some portion of REAL ID, the price of that driver’s license is going to go from anywhere from $4 -- if they do a very minimal implementation with new material, with a minimal amount of facial recognition, if they wanted that capability in their database and with documentation authentication-- it’s going to go anywhere from $4 to $8 a card. So if you take the average of that times 75 million cards, that’s going to be an incremental revenue stream some time over the next two to three years of over $400 million. We think the combination of Digimarc and L-1 working with our customers is going to present a superior cost effective solution to our customer base.

Now, having said that, we believe that with the implementation of REAL ID, or some form of REAL ID, that’s going to bring additional competition in the market. So as we model this thing going forward, we believe that the combined entity will probably lose somewhere between 10 and 15 percent in market share, but net-net, we will pick up somewhere north of $300 million dollars of revenue at a reasonable profit. And the ability to use our onsite solution, where they actually produce the card on-site. And Digimarc central processing solution and incorporate our biometrics into the Digimarc solution is going to be a great transaction for us.

So we’ve looked at the synergies, and again, right now without really digging too deeply, because of the obvious antitrust issues, we think comfortably there’s going to be somewhere north of $25 million to $30 million of synergies. And I wouldn’t characterize it as low hanging fruit. But I would characterize it as highly probable.

So when you add that to the $20 million of EBITDA, they’re currently running at, you can see that this is a very, very compelling transaction for L-1.

The process is moving forward. The States have been very supportive of the transaction. I met with DHS and they are supportive of the transaction. The Department of Justice is going through the transaction. We are going to give them an extension of 30 days without them asking for a second request. And if the process continues as it currently is moving forward, we believe we will be able to close this transaction in the third quarter.

Those were the obvious questions that I had on my list. I’m going to turn it over to Jim to take you through the details and the numbers, and then we’ll open it up for Q&A.

JIM DEPALMA, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, L-1 IDENTITY SOLUTIONS: Thank you, Bob. The press release provides a good summary regarding our first quarter result, and Bob has highlighted the important elements of the quarter and our future prospects. I will augment this with some key points regarding our financial performance. Reported results for the first quarter of 2008 include acquisitions closed after March 31, 2007 advanced concepts or ACI, McClendon and Bioscrypt.

As Bob noted, we are off to a solid start for 2008 and exceeded our previously provided guidance on all key metrics. Revenue of 116 million compared to 110 to 115. EBITDA of 13 million compared to 10 million – between 10 million and 12 million. And an earnings per share loss of three cents per share versus a range of three to five cents loss.

On a reported basis, revenue was 116 million for the current quarter, compared to 70 million for the same quarter last year or an increase of 66 percent.

On a same store basis for the entities under L-1 management for both quarters, Viisage, Identix, IBT and SpecTal, revenues grew approximately 28 percent from 70 to 90 million. On a pro forma basis for all of the companies, revenues increased 20 percent as Bob noted from 99 million to 119 million driven by strength in our credentialing business, as well as significant growth in our intelligence and background screening or fingerprinting services business.

On the intelligence side, as Bob noted, SpecTal continues to do a great job increasing market share by winning key programs. Regarding fingerprinting services, there’s an increasing awareness, locally, statewide, and nationwide for the need to do background screening, particularly when it comes to adults interfacing with children and as a result, we are seeing increasing legislative activity to implement or enhance background checking procedures. This is a real growth area. There were a number of states that we are actively seeking opportunities, and this IBT acquisition that we did two years ago is proving to be a tremendous success.

Other key items in our identity solutions segment, the secure credentialing business, the passport business, which has been a great driver of revenue in this quarter. Our credentialing business is in federal, state and local and our credential solutions and services increased by 45 percent to approximately $27 million due to continued robust demand by our customer to meet their growth requirements. Our passport business is experiencing terrific growth and as Bob noted, our technology leadership position in this area ultimately led to our PASS Card win. The PASSs Card program will begin to contribute revenues in the second quarter.

The biometrics solutions business grew moderately due to seasonal funding and ordering cycles that federal, state, and local agencies experienced in the first three months of the year. This business is expected, as Bob noted, to grow significantly beginning in the second quarter which will drive expansion of our gross profit margin. In our services segment, the Intel services business continues to make great strides. SpecTal grew 40 percent compared to the prior year’s quarter, satisfying the strong demand for their unique talents. And again, the fingerprint servicing business grew over 20 percent reflecting growth in volume in our federal programs and a ramp up of new agencies added to our existing state contracts.

Our reported gross margins for the quarter was 27 percent compared to 25 percent in the prior year due to organic and acquisition growth and in an improved mix of revenues in our identity solution segment, passports and common access cards. We expect our gross margins to increase throughout the year, as our revenue mix improves as we shift towards increasing revenue from our biometric solution software and multi modal devices and offerings. Our cash gross margin approximated 34 percent in the first quarter. Operating expenses as a percentage of sales decreased, once again, this time going to 26 percent from 33 percent.

Excluding stock based compensation, operating expenses approximated 22 percent reflecting a continuation of improving our overall operating leverage. As a result of the aforementioned the quarter was approximately 13 million compared to eight million on a pro forma basis or increase of 63 percent.

Other items of note, interest expense for the quarter was $3.3 million related to our convertible notes and borrowings under our credit facility, which increased, slightly, due to the share repurchase that we announced in the first quarter, concurrent with the closing of the Bioscrypt transaction. We recorded a tax benefit of approximately $1.5 million. And our overall tax rate for the year is expected to be in the 43 percent range.

Weighted average shares outstanding was approximately 72 million for both 2008 and 2007 and exclusively the shares that we will issue with regard to Digimarc. It will be consistent in that range, 72 million.

On the balance sheet side, we’ve focused a great deal on accounts receivable. Days outstanding has decreased from 73 days at year end to 66 days. Inventory increased by $7 million dollars primarily due to some planned increases in inventory in our biometrics area to support future expectations regarding revenue and shipments in the second and third quarters. And we added a slight amount of inventory from the Bioscrypt acquisition.

Other key component changes, goodwill and intangibles had an increase of $37 million related to the Bioscrypt acquisition. Accounts payable and accrued expenses were relatively flat and as I noted before, our debt increased slightly by $10 million, due primarily to the buyback of the stock.

Our cash flow, outlook for unlevered free cash flow from the year remains unchanged at 60 to 65 million. The first quarter is a traditionally slower cash flow quarter. And we expect our cash to dramatically increase during the year as we generate increased EBITDA.

Capital expenditures for the quarter aggregated $3 million dollars. And we expect some capital expenditures of about five or six million in the second and third and fourth quarters primarily related to Montana as we roll out that new program. And Bob had noted that our backlog grew from 715 million to 750 million when we compare the end of the first quarter to the end of the year.

That concludes my review and back to you, Bob.

BOB LAPENTA: So at this point, we will open it up for Q&A.

OPERATOR: Thank you. At this time, I would like to remind everyone, if you would like to pose a question, press star then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Thank you. Your first question comes from Paul Coster with JP Morgan, please, go ahead.

PAUL COSTER, JP MORGAN: Yes, good afternoon everyone.

BOB LAPENTA: Hi, Paul.

PAUL COSTER: Can you hear me?

BOB LAPENTA: Yes, Paul.

PAUL COSTER: Hi, how are you doing?

BOB LAPENTA: How are you doing?

PAUL COSTER: I’m good thanks. So just a couple of quick ones, HIIDEs really just first. How much of HIIDE is in the inventory that you have and is it in finished goods or sort of work-in-progress?

BOB LAPENTA: We have about, I want to say, 1,000 HIIDES in inventory. And we’re very confident that we’re going to be liquidating those over the next three quarters.

PAUL COSTER: And how much HIIDE in backlog?

BOB LAPENTA: Well, we expect to get some new HIIDE orders this quarter for different agencies and some FMS HIIDE’s. So right now, we don't have any backlog. We expect to book some in the second quarter.

PAUL COSTER: OK. The PASS Card program in 2Q and 3Q it’s going to ramp up. Can you just give us a little bit of color around that, what the economics are initially, whether you have to ramp before you start seeing margins kind of normalize?

BOB LAPENTA: Our people are doing a terrific job of getting margins on that program right out of the gate. We’ve gone back to our subcontractors. We’re looking for new ways to produce cards. We think we’re going to have gross margin that exceeds what we estimated when we won the program. And, you know, you may recall that we were underbid on that program by over $20 million dollars. And I can’t go into details but we did not make that concession in winning the program.

The customer is very happy with is. And as I noted, I believe this program very shortly is going to ramp up including additional cards and it’s going to be a program that will generate over the next two to three years over $200 million in revenue. In this year, I think we conservatively estimated we’re going to have somewhere around $10 to $15 million of revenue.

PAUL COSTER: OK. And finally, gross margins are going to improve as the year unfolds, can you just give us some kind of events or catalyst that, maybe step functions that increase gross margins. I assume HIIDE shipments, for instance would be one, but what else have we got coming out?

BOB LAPENTA: It’s going to be expansion modules. It’s going to be HIIDE. It’s going to be ABIS software, we’re going to sell additional IP into that program. And it’s going to be our palm device where we’re booking orders now. And it’s going to be our livescan.

Now, as I mentioned to you, when we met briefly these preponderance of let’s say live scan type devices, fingerprint type devices, they are strictly enablers for us now. What we’re looking to do is become implementers on a subsystem or system basis. So the profit and the model of our business, the margins are going to improve dramatically as we begin to implement end-to-end solutions. So that’s going to include a lot of software, IP, and system integration work.

PAUL COSTER: Thank you.

OPERATOR: Thank you. Your next question is coming from Jim Ricchiutti with Needham and Company, please go ahead.

JIM RICCHIUTTI, NEEDHAM AND COMPANY: A follow up question on a comment that you had with respect to bidding activity. You talked about bidding activity and biometrics, I wonder, how would you characterize the overall bidding activity across the organization, Bob?

BOB LAPENTA: You know, and I was telling somebody at our annual meeting. On my credenza, I have a stack that is probably a foot-and-a-half tall of outstanding bids. And they’re in South America, I mean they’re all over. The bidding activity is really robust. And, you know, that portends well for the future. The question is when will these programs happen? Every one of them is on the drawing board. Some of them rely on U.S. funding. Some of them rely on foreign governments getting the go ahead but I’ve got to tell you there’s no question the space we’re in will grow dramatically. And I am confident that our model of 20 percent organic growth is achievable. And I don’t want to use the word conservative but certainly achievable.

JIM RICCHIUTTI: Just on the LG settlement have you begun to see the savings all ready on some of the legal expense? It’s a big number, and I’m just assuming or do you see that really kick in in Q2?

BOB LAPENTA: Well, the legal expenses were cash charges. The P&L impact of that was reflected in the cost of our Iridian acquisition. So it’s going to be cash positive for us. And, you know, again, the settlement, I think, is going to portend well for us in that I believe a lot of these programs that were slow to evolve now, with some of the uncertainty taken out of the market, these programs are going to start moving forward.

There are a lot of programs that we’re bidding multi-modal solutions including Iris. And we expect to participate on those programs.

Now, what we licensed to LG was 2Pi. They have it. We’ve given them the data associated with that technology. And they are enhancing it on their own. But I can tell you that we believe our Daugman 07 and soon to be released Daugman 08 is superior to their technology.

JIM RICCHIUTTI: OK. And just switching gears for a second with respect to the pending proposed acquisition of Digimarc, I wonder how you’d characterize the opportunities you see in ’09 relative to REAL ID? I mean do you see some meaningful opportunities as early as ’09? It sounds like some States are beginning to ramp this up, but just in general, what do you see in ’09 from REAL ID?

BOB LAPENTA: There is, I believe, the number $110 million in the President’s proposed budget for ’09 for REAL ID. I think there’s somewhere around $70 or $80 million in this year. We believe that money is going to start to be released. We don’t have it in our forecast. But we believe REAL ID represents a $200 million opportunity for us, just in doing preparation work for the states over the next year-and-a-half. And again, not in our forecast, not in Digimarc’s forecast, but we think it represents substantial upside.

JIM RICCHIUTTI: Terrific, OK. Thanks very much.

OPERATOR: Thank you. Your next question is coming from Josh Jabs with Roth Capital Partners, please go ahead.

JOSH JABS, ROTH CAPITAL PARTNERS: Good afternoon. Nice quarter.

BOB LAPENTA: Thanks, Josh.

JOSH JABS: You know, internationally, can you talk about where some of the larger opportunities are for you specifically from an end-to-end provider perspective and then maybe what the competitive environment looks like?

BOB LAPENTA: Well, I can’t be too specific for competitive reasons. We have quotes in certain countries in South America that I would say outstanding right now represent over three to $400 million.

We have had conversations with Sagem. And, you know, I mentioned earlier in our call that post the Digimarc announcement, we’ve gotten a lot of interest from some of the Primes and also some of our competitors. And I’m looking forward to working with Sagem in a, I want to call it, a competitive cooperation.

And what that means is that we’re going to work together on larger opportunities where they have a capability that can enhance our offering. And they’re going to work with us where we have capabilities that enhance their offering. We’re also looking to form a venture with them where we’re going to co-develop technology going forward, like Iris on the move, like sensors for computers. So, you know, I’m very encouraged about that.

I would say, right now, our biggest competition if you look at the capabilities is Sagem. And I think we’re going to be able to forge a relationship that’s going to be able to make that a one plus one equals three rather than a one plus one equals one-and-a-half.

JOSH JABS: What were the international revenues in the quarter?

BOB LAPENTA: I don’t. What were they, Jim?

JIM DEPALMA: About $8 million dollars.

BOB LAPENTA: Eight million in the quarter. So right now, they represent less than eight percent but I would expect that as we exit the year, our international revenues are going to represent somewhere between 15 percent, north of 15 percent. It’s going to double.

JOSH JABS: OK. In the U.S. we have seen some spending issues on the government side, specifically as some of the duty and intelligence customers wait for the supplemental to come through. Do you know how is that impacting your business? And then, you know, you guys are pretty close to some of those customers, what are they expecting as far as the timing of the supplemental?

BOB LAPENTA: Well, you know, there’s going to be a continuing resolution. The supplemental, the amount of the supplemental that is being negotiated or discussed now doesn’t really contain a tremendous amount of funding for us. I don’t really see an impact. What they’re looking to do now is combine the $70 million residual from the ’08 with about $110 billion. I’m sorry, $108 billion residual for this year with $70 billion first half of last year. They’re looking to put together a $180 billion proposal. I don’t know where that’s going to end up. But I don’t expect that to have a significant impact on our business.

The programs in the U.S., you know, there are a lot of them. I mean there’s a lot of activity in the DoD. DoD opportunity is going to be very large in the future. I mentioned this program called BOSS, it’s an RFP that’s going to be over $1.4 billion. And we’re evaluating how we’re going to participate on that program.

But, again I think it’s an indication of the activity and the increased interest and utilization of identity solution/biometrics. The HSPD-12 program has been extended because they are not enrolling the number of people that they hope to enroll, so it’s been extended out to next year. And TWIC has also been extended. But on the TWIC front, I must tell you that our relationship with Lockheed is terrific and we’re now beginning to deploy sites to start enrolling TWIC people.

So far, I think, 250,000 people have been enrolled under TWIC. And, I think, the new estimate is that there was going to be over 1.3 million. This is going to end up being a nice program for us.

JOSH JABS: All right. And then, finally, just DSO trends, obviously, they were down here pretty substantially in Q1. How is that likely to transfer out the year?

JIM DEPALMA: Well, you know, we’re focusing, on some large receivables over the past year with a couple of states and the department of state. And our guys have done a great job building a better relationship with the customer trying to figure out exactly how we can get paid quickly and that’s what resulted in the first quarter and we expect it to be in the 60 to 66 day range more throughout the rest of the year.

JOSH JABS: Great. Thank you.

JIM DEPALMA: My bonus is based on it.

JOSH JABS: All right, thanks.

OPERATOR: Thank you. Your next question is coming from Tim Quillin with Stephens, Inc., please go ahead.

TIM QUILLIN, STEPHENS, INC.: Hey, good afternoon. In terms of backlog, how much backlog came in from Bioscrypt? And how much did you put into backlog related to the PASS Card contract?

BOB LAPENTA: Bioscrypt was zero like half-a-million-dollars. And Pass Ccard, I’m going to guess $10 million, is that a good number.

JIM DEPALMA: It’s closer to $20.

BOB LAPENTA: OK. $20.

TIM QUILLIN: OK. And you say you’re looking for $10 to $15 million in revenue from PASS Card this year, though.

BOB LAPENTA: Yes. It could be more but that’s what we currently have in our forecast.

TIM QUILLIN: And it’s a fixed priced volume contract, is that right? And how dependent is it on volume and demand ramping up for the cost?

BOB LAPENTA: We’ve given them pricing with certain volume considerations. And, in that pricing we put a band around it looking at the best case, worst case scenario and we’re comfortable with, you know, a reasonable number of cards. If it increases, our gross margin will increase.

TIM QUILLIN: OK. And in terms of EBITDA margin expectations, can you bring it down to that level, what you might be able to get off that contract?

BOB LAPENTA: You know, again, we’re making progress. I think in a prior conference call, I said we bid it very tight, something like a 17 and 19 percent gross margin. I think we’ll do better than that.

TIM QUILLIN: On the HIIDE potential order, can you talk a little bit about what the expansion module consists of? And how big an order might be? And the timing of that impact. What does the timing need to be so that it can impact your second quarter results?

BOB LAPENTA: Yes. I can’t really go into the pricing in a lot of detail but we expect what it is, the HIIDE device has about 25,000 on-board memory of about 25,000 records. The expansion module will increase that to 250,000. And by the way, in the next generation, 4.5, not 5.0 because that’s one beyond what we’re going to. The next generation HIIDE is going to have 250,000 record capability built in.

We put a minimal amount I want to say $2 to $3 million in sales in the second quarter on that. And we expect to receive an order I want to say within the next two to three weeks.

TIM QUILLIN: OK. And presumably that’s going to be bigger, though, than $2 to $3 million and ship over multiple quarters?

BOB LAPENTA: That’s correct.

TIM QUILLIN: OK. How big is it going to be?

BOB LAPENTA: That’s correct.

TIM QUILLIN: I had to go one step further.

JIM DEPALMA: We saw that.

TIM QUILLIN: Yes. Last question related to Digimarc, how are you discussing this acquisition with DOJ on the HSR review? Considering the fact that you will have 90 percent plus market share of the U.S. driver’s license market?

BOB LAPENTA: Yes, my lawyer tells me there’s really not a lot I could say beyond what I did say. But again, I’ll reiterate. With REAL ID or some form of additional spending, we expect companies like IBM, like Unisys, like 3M, current competitors like Canadian Bank Note, like, who’s the one that ...

JIM DEPALMA: Marquis ID.

BOB LAPENTA: Marquis ID. There’s going to be competition in the space. And again, we’ve gone to our customers and they’ve been supportive of the transaction because they realize that there are synergies that we are going to bring to the table here and give them the best of breed and an alternative in capability in implementing their new processes.

But it’s going to be a competitive environment. We think we’re well positioned. And we’ll just have to see how it goes.

TIM QUILLIN: Thank you.

OPERATOR: Thank you. Your next question is coming from Brian Ruttenbur with Morgan Keegan, please go ahead.

BRIAN RUTTENBUR, MORGAN KEEGAN: The first question in have is about your plans with debt, where you can take debt up to right now especially with the Digimarc transaction and what the plan is?

BOB LAPENTA: The plan is as follows. We, right now, have about S100 million outstanding in our on line, $100 million, $105-ish million. We have a convert outstanding of $175 million which really is at the holding company level and is really not counted against any of our covenant ratios.

We expect to conclude a banking, you know, line and facility of a number which would very handily accommodate this transaction and provide us with additional dry powder for some future transactions which we’re considering. Now, in that vein, if you just take a look at where we are, if we don’t do another transaction between now and the end of the year, which, I think, is unlikely, unlikely that we will not, at the end of the year our line after the Digimarc transaction, let’s say it goes up to $225 million, we’re going to have free cash flow of around $60 million. So we’ll be at $160 million in debt with a run rate of EBITDA north of $110 million, a very, very comfortable position.

A future acquisition that we are considering, we will not use stock for and we will use cash, and again, the line that we are currently negotiating with the banks will accommodate that.

BRIAN RUTTENBUR: OK. Thank you very much. I appreciate it.

OPERATOR: Thank you. Your next question s coming from Jeremy Grant with the Stanford Group, please go ahead.

JEREMY GRANT, STANFORD GROUP: Thanks. Good afternoon. Solid quarter.

BOB LAPENTA: Thank you, Jeremy.

JEREMY GRANT: I wanted to know if we could talk a little bit about the detail in terms of, I guess, where the revenues came from. I think the one number that Jim gave was from secure credentialing which, I assume, encompasses just Viisage which is $27 million. What did some of the other units do? What did Identix do? And what did the Intel side do?

BOB LAPENTA: The Intel, as Jim mentioned, had a great quarter. We hired over 150 people at SpecTal for that program that I mentioned that we won. But SpecTal, just give him a little bit of color.

JIM DEPALMA: Sure. SpecTal grew 40% in the 2008 first quarter. They were in the $18 million range in the first quarter 2007. In this current quarter, they were in the $25 to $26 million dollar range. So here’s a company that we acquired two years ago that was doing about between $50 and $60 million of revenue. And with a whole lot of confidence, we think this year, they’ll do about double that. So it’s been a great acquisition. And ...

BOB LAPENTA: IBT.

JIM DEPALMA: IBT.

BOB LAPENTA: Great quarter.

JIM DEPALMA: Great quarter. Great, great prospects. Terrific job. Their increased volume. Michigan. Texas, The HazPrint contract, just a lot of great activity.

BOB LAPENTA: The TWIC contract is going to start kicking in now.

JIM DEPALMA: That’s right, yes. So, you know, across the board, as we indicated, SecuriMetrics and Identix were on the moderately light side in the first quarter. But we expect that to improve significantly over the second, third, and fourth quarter.

BOB LAPENTA: Yes, from a mixed point perspective, the first quarter had about a 41 percent solution and 60 percent Intel and services. We expect by the end of the year it’s going to be about 50/50 excluding Digimarc.

JEREMY GRANT: OK. What was the – can you provide a number on the ACI / McClendon side?

BOB LAPENTA: They grew at 20 percent, both of them.

JEREMY GRANT: From, I guess, because they came in the middle of last year. I’m just trying to get a comp on that for my checks.

BOB LAPENTA: Well, you know, on a pro forma basis last year, ACI did $50 million, this year, they’re going to do $60. On a pro forma basis McClendon did $40 million. This year, they’re going to do $50.

JEREMY GRANT: OK.

BOB LAPENTA: And again, that’s pro forma.

JEREMY GRANT: Sure. Asking – let me shift to the PASS Card, the expectations of, I think, you said conservatively was it 10 to 15 you were expecting this year?

BOB LAPENTA: Yes.

JEREMY GRANT: How much of that is from actual cards? I know, you know, talking to folks at State, there’s a component where you deliver sort of the upfront equipment, the printers and the initial, you know, suite of software and everything that’s needed with that. How much of that is coming of, I guess, money you get paid up front when those are delivered versus from cards you expect to issue?

BOB LAPENTA: I want to say it’s probably 65, 70 percent cards.

JEREMY GRANT: 65 to 70 percent cards. OK. And other question was, you know, just digging in to a little bit with some of the trends, I guess, you’re seeing with HIIDE. It sounds like right now there’s some big orders coming up that you’re waiting for. You’ve also got, I think, somebody else asked about what’s in backlog? You know, what kind of trends are you seeing from the customer besides this expansion module?

And, I guess, the follow up on that is with, you know, a lot of the biometrics in DoD coming from the supplemental right now, and the President suggesting that he’s only going to really try and fund it until he leaves office in January with a $70 billion chunk. You know, are you hearing from the customer about, you know, plans to try to get around that issue for, you know, future purchases going forward? Or are we going to sort of have to wait and see how that works out?

BOB LAPENTA: There are a lot of vehicles, IDIQ and GWAC vehicles that provide for the acquisition of biometric products. I believe HIIDE and some of our other IBIS products, BISA and BAAT are going to be bought in separate line items and they’re going to incorporate HIIDE or PIERs.

Now, we just finished during the quarter an implementation where they’re not going to be able to use HIIDEs on a tethered basis to BAT-T. Well there are, I think, three or 4,000 BAT-Ts in the field right now. This will be a great application that the customer intends to implement.

So we have right now $8 to $10 million of funded development by the customer. And I could tell you they’re not spending that because they’re not going to buy products. And in addition to that they’re looking at providing this capability to the Iraqis and people in Afghanistan and to some of our FMS countries. So we think HIIDE and its derivatives are going to be a very nice business for us going forward.

There may be competition coming in, but I’ve got to tell you no one has a $25 to $30 million R&D head start on L-1. So let them try to catch us. But, you know, we think we don’t have a ton of sales in our forecast this year for HIIDEs.

There was one other point I wanted to make. The customer is actually thinking of making these products HIIDE 5.0 standard issue. That would be an enormous opportunity for us. Again, not included in our numbers but they’re standard issue, there are a lot of soldiers that are outfitted every year, that would be a great opportunity for us.

JEREMY GRANT: OK. And the final question I had was on Bioscrypt and how it relates to your revised upwards guidance for the year for revenue. Is that upwards guidance coming mostly from the Bioscrypt deal having closed? Or is there some other factor as well?

BOB LAPENTA: Yes, it’s Bios. I think Bioscrypt added about $15 million. And, you know, they’re doing very nicely by the way. We think next year is going to be a good year for Bioscrypt. And we’ve reduced costs. We reduced the billing material on their products. We went to outsource manufacturing. I think Bioscrypt is going to be a nice acquisition for us.

JEREMY GRANT: Real good. I appreciate it. Thanks.

OPERATOR: Thank you. Your final question is a follow up question coming from Jim Ricchiutti with Needham and Company, please go ahead.

JIM RICCHIUTTI: Bob, in the last call you alluded to another potential acquisition which, I guess, you described as a possible game changer. Given the pending transaction with Digimarc is that more on the backburner? Or is that still something that you’re actively pursuing?

BOB LAPENTA: We’re actively pursuing. And it would be a cash acquisition.

JIM RICCHIUTTI: OK. Thank you.

OPERATOR: Thank you. I’d like to now turn the floor back over to Mr. Bob LaPenta for any closing remarks

BOB LAPENTA: We appreciate you participating in the call at this late hour. I know it wasn’t a great day on Wall Street and you guys are all busy. But, again, we look forward to a good second quarter and we look forward to talking to you then. Thanks very much.

OPERATOR: Thank you. And this concludes today’s L-1 Identify Solutions first quarter financial results conference call. You may now disconnect your lines and have a pleasant evening.

END